UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	October 22, 2002

Surg II, Inc.
(Exact Name of registrant as specified in its chapter)

Minnesota	0-16686	58 1486040
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402
(Address of principal executive offices & Zip Code)

(612) 333-0614

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.
Item 7. Financial Statements and Exhibits.
EX-16.1 Information Statement of Entrx Corporation

Item 1. Changes in Control of Registrant.

     On October 22, 2002, Entrx Corporation, which owned 3,982,142, or approximately 91% of the then outstanding, shares of the $0.01 par value common stock of Surg II, Inc., distributed 3,791,576 of those shares to its shareholders as a dividend, along with an Information Statement which was dated October 22, 2002, filed as an exhibit to this Form 8-K.

     As a result of the dividend, Wayne W. Mills, Suite 2690, 800 Nicollet Mall, Minneapolis, Minnesota 55402 beneficially owns 860,000 shares of the common stock of Surg II, Inc., or approximately 20% of the 4,348,720 shares now outstanding. Mr. Mills is the President, a principal shareholder and a member of the Board of Directors of Entrx Corporation.

     Following the distribution, Entrx Corporation still owns 190,566 shares of the common stock of Surg II, Inc., or approximately 4.4% of the shares outstanding.

     To the knowledge of Surg II, Inc., as a result of the dividend, and based upon a Schedule 13G filed with respect to Entrx Corporation common stock, Bradley Resources Company beneficially owns 244,870 shares of Surg II, Inc. common stock, or approximately 5.6% of the total shares of Surg II, Inc. common stock outstanding. Bradley Resources Company is a New York general partnership, of which George W. Holbrook, Jr., James R. McGoogan and Richard V. Traister are the partners, each of whom claims shared voting power over the 244,870 shares. In addition, Mr. Holbrook and Mr. McGoogan claim shared voting power over an additional 7,550 shares, making the total shared voting power of Messers Holbrook and McGoogan equal to 252,520 shares, or approximately 5.8% of the total shares of common stock outstanding. In addition, Mr Holbrook owns and additional 12,680 shares over which he has sole voting power, making his total shared and sole voting power equal to 265,200 shares, or approximately 6.1% of the shares of common stock outstanding. The address of Bradley Resources and each of its three partners is 1151 S.W. 30th Street, Suite E, PO Box 1938, Palm City, FL, 34991.

     To the knowledge of Surg II, Inc., no other person beneficially owns 5% or more of the outstanding common stock of Surg II, Inc.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits

          16.1 Information Statement of Entrx Corporation dated October 22, 2002.

Dated: November 4, 2002	SURG II, INC.

	By:	/s/ Kenneth W. Brimmer
Kenneth W. Brimmer, President and Chief Executive Officer